Ex 99.1: Press Release, dated November 11, 2021

Joby Aviation Reports Third Quarter 2021 Financial Results

SANTA CRUZ, CA, November 11, 2021 – Joby Aviation (NYSE: JOBY), a California-based company developing all-electric aircraft for commercial air taxi service, has announced its financial results for third quarter 2021. Please visit the Joby investor relations website https://ir.jobyaviation.com/ to view the third quarter 2021 shareholder letter. Today the company will host a live audio webcast of its conference call to discuss the results at 2:30 p.m. PT (5:30 p.m. ET).

Additional Call Details:

What: Joby Third Quarter 2021 Earnings Conference Call

When: Thursday, November 11, 2021

Time: 2:30 p.m. PT (5:30 p.m. ET)

Webcast: Upcoming Events (https://ir.jobyaviation.com/news-events/ir-calendar) section of the company website (www.jobyaviation.com)

Live Call: 1-877-407-3982 or 1-201-493-6780

A replay of the call will be available until midnight, Thursday, November 25, 2021, by dialing 1-844-512-2921 or 1-412-317-6671 and entering passcode 13723635.

About Joby Aviation

Joby Aviation, Inc. (NYSE: JOBY) is a California-based company developing an all-electric vertical take-off and landing aircraft which it intends to operate as part of a fast, quiet, and convenient air taxi service beginning in 2024. The aircraft, which has a maximum range of 150 miles on a single charge, can transport a pilot and four passengers at speeds of up to 200 mph. It is designed to help reduce urban congestion and accelerate the shift to sustainable modes of transit. Founded in 2009, Joby employs nearly 1,000 people, with offices in Santa Cruz, San Carlos, and Marina, California, as well as Washington D.C. and Munich, Germany. To learn more, visit www.jobyaviation.com.

Contacts:

Investors:

investors@jobyaviation.com

+1-831-201-6006

Media:

press@jobyaviation.com

Forward Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding the development and performance of Joby's aircraft and anticipated commercialization date. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate”, “estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “will”, “should”, “can have”, “likely” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including: Joby’s limited operating history and history of losses; its ability to launch its aerial ridesharing service and the growth of the urban air mobility market generally; Joby’s plans to operate a commercial passenger service beginning in 2024; the competitive environment in which it operates; its future capital needs; its ability to adequately protect and enforce its intellectual property rights; its ability to effectively respond to evolving regulations and standards relating to its aircraft; its reliance on third-party suppliers and service partners; uncertainties related to Joby’s estimates of the size of the market for its aircraft and future revenue opportunities; and other important factors discussed in the section titled “Risk Factors” in the Company’s Registration Statement on Form S-1 (File No. 333-260608), filed with the Securities and Exchange Commission (the “SEC”) on October 29, 2021, and in other reports the Company files with or furnishes to the SEC. Any such forward-looking statements represent management’s estimates and beliefs as of the date of this press release. While Joby may elect to update such forward-looking statements at some point in the future, it disclaims any obligation to do so, even if subsequent events cause its views to change.